As filed with the U.S. Securities and Exchange Commission on July 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEROVIRONMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2705790 (I.R.S. Employer Identification Number)

241 18th Street South

Suite 650

Arlington, Virginia 22202

(703) 418 2828

(Address of Registrant’s Principal Executive Offices)

AeroVironment, Inc. Amended and Restated 2021 Equity Incentive Plan

(Full title of the plan)

Melissa Brown

Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary

AeroVironment, Inc.

241 18th Street South

Suite 650

Arlington, Virginia 22202

(703) 418 2828

(Name, address and telephone number of agent for service)

With a copy to:

Shoshannah Katz, Esq. K&L Gates LLP 1 Park Plaza, 12th Floor Irvine, California 92614 Telephone: (949) 253-0900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AeroVironment, Inc. (the “Registrant”) previously filed a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) on October 13, 2021 (File No. 333-260227) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

On September 25, 2025, the Registrant’s stockholders approved an amendment and restatement of the 2021 Plan (the “A&R 2021 Plan”), effective as of September 25, 2025. The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) to register an additional 1,200,000 shares of Common Stock that may be issued pursuant to the A&R 2021 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended April 30, 2026, filed with the Commission on June 29, 2026 (the “Form 10-K”);

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on June 22, 2026 and June 25, 2026; and

(c)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on January 18, 2007, as supplemented by Exhibit 4.2 to the Form 10-K and any amendment or report filed with the Commission for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to a director only, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v), with respect to an officer only, in any action by or in the right of the corporation.

Additionally, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant will indemnify and hold harmless current or former directors or officers involved in legal actions due to their role, provided that the directors/officers acted in good faith and in the Registrant’s best interests (and in criminal cases, no reasonable cause to believe their conduct was unlawful). The Certificate of Incorporation further provides that the Registrant will indemnify and hold harmless current or former directors or officers involved in legal actions initiated by the Registrant, provided that the directors and officers acted in good faith and in the Registrant’s best interests. The indemnification includes expenses reasonably incurred, including attorneys’ fees. If the director or officer is found liable to the Registrant, indemnification is only possible if a court determines it is fair and reasonable under the circumstances.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of AeroVironment, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated October 3, 2024, filed by the Registrant).
4.2	Sixth Amended and Restated Bylaws of AeroVironment, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated November 25, 2025, filed by the Registrant).
5.1*	Opinion of K&L Gates LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of K&L Gates LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
99.1	AeroVironment, Inc. Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A filed by the Registrant on August 13, 2025).
107*	Filing Fee Table.

*   Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Arlington, State of Virginia, on July 2, 2026.

AeroVironment, Inc.

By:	/s/ Wahid Nawabi
Name:	Wahid Nawabi
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wahid Nawabi and Sean Woodward, each of them acting individually, as his or her attorney-in-fact and agent, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wahid Nawabi	President, Chief Executive Officer and	July 2, 2026
Wahid Nawabi	Chairman (Principal Executive Officer)

/s/ Sean Woodward	Executive Vice President and Chief Financial	July 2, 2026
Sean Woodward	Officer (Principal Financial Officer)

/s/ Brian C. Shackley	Senior Vice President and Chief Accounting Officer	July 2, 2026
Brian C. Shackley	(Principal Accounting Officer)

/s/ Charles Thomas Burbage	Director	July 2, 2026
Charles Thomas Burbage

/s/ Phil S. Davidson	Director	July 2, 2026
Phil S. Davidson

/s/ Cindy Lewis	Director	July 2, 2026
Cindy Lewis

/s/ Mary Beth Long	Director	July 2, 2026
Mary Beth Long

/s/ Edward R. Muller	Director	July 2, 2026
Edward R. Muller

/s/ Stephen F. Page	Director	July 2, 2026
Stephen F. Page

/s/ Joseph L. Votel	Director	July 2, 2026
Joseph L. Votel

/s/ William J. Lynn, III	Director	July 2, 2026
William J. Lynn, III